Exhibit 10.1
UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION
ADMINISTRATIVE PROCEEDING
File No.

:
In the Matter of	:
:
TD AMERITRADE, INC.,	:	OFFER OF SETTLEMENT
	:	OF TD AMERITRADE, INC.
Respondent.	:
:
:

I.
     TD Ameritrade, Inc. (“TDA” or “Respondent”), pursuant to Rule 240(a) of the Rules of Practice of the Securities and Exchange Commission (“Commission”) [17 C.F.R. § 201.240(a)] submits this Offer of Settlement (“Offer”) in anticipation of public administrative and cease-and-desist proceedings to be instituted against it by the Commission, pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”) and Section 15(b) of the Securities Exchange Act of 1934 (“Exchange Act”).
II.
     This Offer is submitted solely for the purpose of settling these proceedings, with the express understanding that it will not be used in any way in these or any other proceedings, unless the Offer is accepted by the Commission. If the Offer is not accepted by the Commission, the Offer is withdrawn without prejudice to Respondent and shall not become a part of the record in these or any other proceedings, except for the waiver expressed in Section V., below, with respect to Rule 240(c)(5) of the Commission’s Rules of Practice [17 C.F.R. § 201.240(c)(5)].
III.
     Consistent with the provisions of 17 C.F.R. § 202.5(f), Respondent waives any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein.
IV.
     Respondent hereby waives any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney’s fees or other fees, expenses, or costs expended by Respondent to defend against this action. For these purposes, Respondent agrees that Respondent is not the prevailing party in this action since the parties have reached a good faith settlement.
V.
     By submitting this Offer, Respondent hereby acknowledges its waiver of those rights specified in Rules 240(c)(4) and (5) [17 C.F.R. §201.240(c)(4) and (5)] of the Commission’s Rules of Practice. Respondent also hereby waives service of the Order.
VI.
     Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission or in which the Commission is a party, prior to a hearing pursuant to the Commission’s Rules of Practice, 17 C.F.R. § 201.100 et seq., and without admitting or denying the findings contained in the Commission’s Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 15(b) of the Securities Exchange Act of 1934, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order (“Order”), Respondent consents to the entry of the attached Order by the Commission.
VII.
     Respondent undertakes to comply with the following:
A. Key Definitions
               1. Eligible Auction Rate Securities. As used in these undertakings, “Eligible ARS” shall mean auction rate securities that were purchased at Respondent on or before February 13, 2008 and that have failed at auction at least once since February 13, 2008. Notwithstanding the foregoing definition, the term “Eligible ARS” shall not include ARS that were purchased at Respondent or through entities acquired by Respondent’s parent companies in accounts owned, managed or advised by or through independent registered investment advisers.
               2. Eligible Customers. As used in these undertakings, “Eligible Customers” shall mean the following current and former account owners who purchased Eligible ARS at Respondent on or before February 13, 2008, did not transfer such Eligible ARS away from Respondent prior to the Merger Date, and held those securities on February 13, 2008:
                    a. Natural persons (including their IRA accounts, testamentary trust and estate accounts, custodial accounts established under the Uniform Transfers to Minors Act or the Uniform Gifts to Minors Act, and guardianship accounts);

                    b. Charities, endowments or foundations with Internal Revenue Code Section 501(c)(3) status; or
                    c. Small Businesses and Institutions. For purposes of this class of Eligible Customers, “Small Businesses and Institutions” shall mean the following account owners with total assets at Respondent of $10 million or less as of March 13, 2009: trusts; corporate trusts; corporations; employee pension plans/ERISA and Taft Hartley Act plans; educational institutions; incorporated not-for-profit organizations; limited liability companies; limited partnerships; non-public companies; partnerships; personal holding companies; unincorporated associations; and government and quasi-government entities.
                         i. In calculating total assets at Respondent for the purposes of this paragraph, Respondent may include household accounts.
                         ii. If an account owner described within this paragraph had transferred his Eligible ARS away from Respondent prior to March 13, 2009, then the date of the account owner’s request to transfer his Eligible ARS shall be used for determining whether the account holder had total assets of $10 million or less.
                         iii. For purposes of this paragraph, “Small Businesses and Institutions” shall not include broker-dealers or banks acting as conduits for their customers or customers that had total assets of greater than $50 million as of the date of the Order.
                         iv. In no event shall Respondent be required to purchase more than $10 million of Eligible ARS from any Small Business or Institution.
          B. Customer Notification — Customer Assistance Line and Internet Page. No later than two (2) business days after the date of the Order, Respondent shall establish: 1) a dedicated toll-free telephone assistance line, with appropriate staffing, to provide information and to respond to questions concerning the terms of the Order; and 2) a public Internet page on its corporate Web site(s), with a prominent link to that page appearing on Respondent’s relevant homepage(s), to provide information concerning the terms of the Order and, via an e-mail address or other reasonable means, to respond to questions concerning the terms of the Order. Respondent shall maintain the telephone assistance line and Internet page through at least the Purchase Deadline, as defined below.
          C. Respondent’s Offer to Purchase Eligible ARS
               1. Offer Notices.
                    a. First Offer Notice. No later than fifteen (15) business days after the date of the Order, or, for those Eligible Customers not identified prior to this date despite Respondent’s best efforts, as soon as practicable thereafter, Respondent shall offer to purchase, at par plus accrued and unpaid dividends/interest, Eligible ARS from Eligible Customers (“Purchase Offer”), and explain what the Eligible Customers must do to accept, in whole or in part, the Purchase Offer. Respondent shall also inform the Eligible Customers of the relevant terms of the Order and any other material issues regarding the Eligible Customers’ rights.
                    b. Second Offer Notice. To the extent that any Eligible Customers have not responded to the Purchase Offer on or before forty-five (45) days before the end of the applicable Offer Period (defined below), Respondent shall provide any such Eligible Customers a second written notice informing them again of the Respondent’s Purchase Offer, the relevant terms of the Order and any other material issues regarding the Eligible Customers’ rights.
               2. Offer Periods.
                    a. First Offer Period. For those Eligible Customers with assets at Respondent of $250,000 or less as of March 13, 2009, the Purchase Offer shall remain open for a period of seventy-five (75) days from the date on which the Purchase Offer was sent (“First Offer Period”). To the extent any Eligible Customer had transferred his Eligible ARS away from Respondent before March 13, 2009, then the measurement date for the $250,000 threshold shall be the date on which the transfer was requested by the Eligible Customer.
                    b. Second Offer Period. For those Eligible Customers with assets at Respondent of more than $250,000 as of March 13, 2009, the Purchase Offer shall remain open until at least March 23, 2010 (“Second Offer Period”), subject to extension under the purchase procedures described below. To the extent any Eligible Customer had transferred his Eligible ARS away from Respondent before March 13, 2009, then the measurement date for the $250,000 threshold shall be the date on which the transfer was requested by the Eligible Customer.
          D. Acceptance and Purchase Procedures
               1. Eligible Customer Acceptance. Eligible Customers may accept Respondent’s Purchase Offer by notifying Respondent in writing at any time before midnight, Eastern Time, on the last day of the applicable offer period, or such later date and time as may be extended by Respondent. An acceptance must be received by Respondent prior to the expiration of the applicable offer period, or such later date as may be extended by Respondent and the Commission staff.
               2. Purchase Notice. For those Eligible Customers who accept Respondent’s Purchase Offer within the applicable Offer Period, Respondent shall send those Eligible Customers a notice (“Purchase Notice”), indicating when (“Purchase Date”) and how Respondent will purchase their Eligible ARS.

               3. Eligible Customers’ Right to Revoke. Eligible Customers may revoke their acceptance of Respondent’s Purchase Offer up until Respondent purchases an Eligible Customer’s Eligible ARS.
               4. Purchases Relating to Eligible Customers to Whom the First Offer Period Applies. For those Eligible Customers to whom the First Offer Period applies, and who accept Respondent’s Purchase Offer within the First Offer Period, Respondent shall purchase their Eligible ARS no later than five (5) business days following expiration of the First Offer Period.
               5. Purchases Relating to Eligible Customers to Whom the Second Offer Period Applies. For those Eligible Customers to whom the Second Offer Period applies, and who accept Respondent’s Purchase Offer within the Second Offer Period, Respondent shall purchase their Eligible ARS as soon as practicable and by no later than five (5) business days following the expiration of the Second Offer Period.
                    a. Respondent shall use its best efforts to effectuate all purchases under this paragraph by March 31, 2010, and in no event shall the purchases extend beyond June 30, 2010.
                    b. In the event that Respondent’s purchases under this paragraph extend beyond March 31, 2010, then the Second Offer Period shall be extended from March 23, 2010 until June 23, 2010. Under such circumstances, Respondent shall issue a notice of such extension in conformity with the federal securities laws by no later than March 24, 2010.
               6. Purchases Relating to Eligible Customers Who Have Since Transferred Their Eligible ARS Away from Respondent. Respondent’s purchase obligations described above apply equally to those Eligible Customers who accept Respondent’s Purchase Offer within the applicable Offer Period, but who have since transferred their Eligible ARS away from Respondent.
                    a. Respondent’s purchase obligations to these Eligible Customers shall be contingent on: (1) Respondent receiving reasonably satisfactory assurance from the financial services firm currently holding the Eligible Customer’s Eligible ARS that the bidding rights associated with the Eligible ARS will be transferred to the Respondent; (2) the Eligible Customer opening a new account with Respondent; and (3) the transfer of the Eligible ARS to the Eligible Customer’s new account with Respondent.
                    b. Respondent shall use its best efforts to identify, contact and assist such Eligible Customers to open a new account at Respondent and to transfer the Eligible ARS to such account, and shall not charge such Eligible Customers any fees relating to or in connection with the transfer to Respondent or custodianship by Respondent of such Eligible ARS.

          E. Customers Who Transferred Their Eligible ARS Away from Respondent before the Merger Date. In the event that Respondent receives a purchase request from a customer who purchased Eligible ARS at Respondent prior to February 13, 2008 but who transferred such Eligible ARS away from Respondent before the Merger Date, Respondent shall engage in good faith negotiations with such customer in an attempt to resolve the customer’s request. Respondent shall notify the Commission staff of all such requests and their ultimate resolutions, if any.
          F. Reimbursement for Related Loan Expenses. Respondent shall use its best efforts to identify Eligible Customers who took out loans from Respondent after February 13, 2008 secured by Eligible ARS that were not successfully auctioning at the time the loan was taken and who paid interest associated with the ARS-based portion of those loans in excess of the total interest and dividends received on the Eligible ARS during the duration of the loan. Respondent shall reimburse such customers for the excess expense, plus reasonable interest thereon. Such reimbursement shall occur no later than seventy-five (75) days after the date of the Order.
          G. Relief for Eligible Customers Who Sold Below Par. Respondent shall use its best efforts to identify any Eligible Customers who: (1) purchased Eligible ARS at Respondent on or before February 13, 2008; and (2) subsequently sold those Eligible ARS below par between February 13, 2008 and the date of the Order (referred to as “Below Par Sellers”). Within seventy-five (75) days of the date of the Order, Respondent shall pay any such identified Below Par Sellers the difference between par and the price at which the Below Par Seller sold the Eligible ARS, plus reasonable interest thereon. Respondent shall promptly pay any such Below Par Seller identified thereafter.
          H. Consequential Damages Claims
               1. Special Arbitration Procedures. Respondent shall consent to participate, at the election of an Eligible Customer, in the special arbitration procedures announced by FINRA on December 16, 2008, and available on its website at http://www.finra.org/web/groups/arbitrationmediation/@arbmed/documents/arbmed/p117445.pdf for the exclusive purpose of arbitrating an Eligible Customer’s claim for consequential damages against Respondent related to the customer’s investment in Eligible ARS. As explained by the special arbitration procedures, the following shall apply:
                    a. Forum Fees. Respondent will pay all forum fees associated with the arbitration.
                    b. Burden of Proof. Eligible Customers shall bear the burden of proving by a preponderance of the evidence the existence and amount of consequential damages suffered as a result of the illiquidity of the Eligible ARS. Although it may defend itself against consequential damage claims, Respondent shall not argue against liability for the illiquidity of the underlying Eligible ARS position or use as part of its defense any decision by the Eligible Customer not to borrow money from Respondent.

                    c. Other Damages. Eligible Customers who elect to use the special arbitration procedures provided for within this subparagraph shall not be eligible for punitive damages, or any other type of damages other than consequential damages. Eligible Customers proceeding under the special arbitration procedures may not recover as consequential damages any attorneys’ fees incurred in connection with the arbitration or any related mediation proceeding.
          I. Other Proceedings/Relief. All Eligible Customers who avail themselves of the relief provided pursuant to the Order may pursue any remedies against Respondent available under the law subject to any defenses Respondent may have. However, those customers that elect to utilize the special arbitration procedures set forth above are limited to the remedies available in that process and may not bring or pursue a claim relating to ARS in another forum.
          J. Reports and Meetings
               1. Within 45 days of the end of each month, beginning with a report covering the month ended after the date of the Order and continuing through and including a report covering the month ended June 30, 2010, Respondent shall submit a monthly written report detailing Respondent’s progress with respect to its undertakings. The report shall be submitted to Noel M. Franklin, Esq., U.S. Securities and Exchange Commission, 1801 California Street, Suite 1500, Denver, Colorado 80202 or as directed in writing by the Commission Staff.
               2. Beginning in September 2009, Respondent shall confer at least quarterly with the Commission staff to discuss its progress with respect to these undertakings. Such quarterly progress reports shall continue until June, 2010.
               3. The reporting and conference deadlines set forth above may be amended or modified with agreement from the Commission Staff.
VIII.
     Respondent hereby:
     A. Admits the jurisdiction of the Commission over it and over the matters set forth in the Order;
     B. Consents to the issuance of the Order by the Commission, without otherwise admitting or denying the findings set forth in the Order, in which the Commission:

          1. finds that Respondent willfully1 violated Section 17(a)(2) of the Securities Act;
          2. orders that Respondent cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) of the Securities Act; and
          3. orders that Respondent is censured.
          4. The Division of Enforcement (“Division”) may, at any time following the entry of the Order, petition the Commission to seek an order directing payment of up to the maximum civil penalty allowable under the law in the event the Division believes that Respondent has not complied with its undertakings as more fully described above. In determining whether to seek a penalty, the Commission will take into consideration its traditional criteria in determining whether to assess civil penalties, including the extent to which Respondent has satisfied its undertakings and cooperated with the Commission and other regulators in their investigations. Respondent may not, by way of defense to any such petition: (1) contest the findings in the Order; or (2) assert any defense to liability or remedy, including, but not limited to, any statute of limitations defense.
IX.
     Respondent understands and agrees to comply with the Commission’s policy “not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegations in the complaint or order for proceedings” (17 C.F.R. §202.5(e)). In compliance with this policy, Respondent agrees: (i) not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any finding in the Order or creating the impression that the Order is without factual basis; and (ii) that upon the filing of this Offer of Settlement, Respondent hereby withdraws any papers previously filed in this proceeding to the extent that they deny, directly or indirectly, any finding in the Order. If Respondent breaches this agreement, the Division of Enforcement may petition the Commission to vacate the Order and restore this proceeding to its active docket. Nothing in this provision affects Respondent’s: (i) testimonial obligations; or (ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.

[1]	A willful violation of the securities laws means merely “‘the person charged with the duty knows what he is doing.’” Wonsover v. SEC, 205 F.3d 408, 414 (D.C. Cir. 2000) (quoting Hughes v. SEC, 174 F.2d 969, 977 (D.C. Cir. 1949)). There is no requirement that the actor “‘also be aware that he is violating one of the Rules or Acts.’” Id. (quoting Gearhart & Otis, Inc. v. SEC, 348 F.3d 798, 803 (D.C. Cir. 1965)).

X.
     Respondent states that it has read and understands the foregoing Offer, that this Offer is made voluntarily, and that no promises, offers, threats, or inducements of any kind or nature whatsoever have been made by the Commission or any member, officer, employee, agent, or representative of the Commission in consideration of this Offer or otherwise to induce it to submit to this Offer.
Dated: 2nd day of July, 2009.

TD Ameritrade, Inc.
By:	/s/ WILLIAM J. GERBER
William J. Gerber
Chief Financial Officer

STATE OF NEBRASKA}
	}	SS:
COUNTY OF DOUGLAS}
The foregoing instrument was acknowledged before me this 2nd day of July, 2009, by William J. Gerber, who [X] is personally known to me or ___who has produced a [applicable State] driver’s license as identification and who did take an oath.

/s/ NANCY L. LOWREY

Notary Public
State of [applicable State]
Commission Number	:
Commission Expiration	: May 4, 2012